Exhibit 4.5


                      SECOND AMENDMENT TO RIGHTS AGREEMENT


     This Second Amendment to Rights Agreement is entered into as of July 14, 2000 between EFTC Corporation, a Colorado Corporation ("EFTC") and Computershare Trust Company, Inc., formally known as American Securities Transfer & Trust, Inc. (the "Rights Agent").

                                    RECITALS

     EFTC and the Rights Agent are parties to a Rights Agreement dated as of February 25, 1999, as amended on March 30, 2000 (the "Amended Rights Agreement") and wish to amend same.

                                    AGREEMENT

         The Parties agree as follows:

         1. Section 1(a)(iii) of the Amended Rights Agreement shall be amended to read in its entirety as follows:

                  "(iii) none of (x) Thayer-BLUM Funding, L.L.C., a Delaware limited liability company (the "Purchaser"), (y) any of its permitted assigns under the Securities Purchase Agreement, dated as of March 30, 2000, as amended on July 12, 2000, and as further amended from time to time (as amended, the "Purchase Agreement"), by and between the Company and the Purchaser, nor (z) any Person whose Beneficial Ownership of the Company's Common Stock is derivative of the Beneficial Ownership of any such Persons shall be an Acquiring Person hereunder;"

         2. In all other respects the Amended Rights Agreement is ratified and confirmed.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


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                                       EFTC CORPORATION



                                       By: /s/ Jack Calderon
                                       Name:  Jack Calderon
                                       Title: Chairman

                                       COMPUTERSHARE TRUST COMPANY, INC.


                                       By: /s/ Laura Sisneros
                                       Name:  Laura Sisneros
                                       Title: Vice President



                                       By: /s/ Kellie Gwinn
                                       Name: Kellie Gwinn
                                       Title: Sr. Vice President


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